Exhibit 99.1

Contacts:
Media Relations
James Fisher
703-433-8677
james.w.fisher@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

•	Free Cash Flow* of over $500 million in the fourth quarter and $1.8 billion for 2008

•	Cash balance of $3.7 billion at the end of the quarter; total liquidity of $5.1 billion

•	Stable ARPU sequentially with increasing data contribution throughout 2008

•	Consistently improving the customer experience by focusing on value, simplicity and productivity

•	Increasing quarter-over-quarter Customer Care and Retail Customer Satisfaction in 2008; achieving all-time highs in December

•	Successful launch of iDEN BlackBerry® Curve™ and the first dual-mode 4G device

•	Most Dependable 3G Network based on independent third party drive tests+

•	Closed Clearwire transaction during the quarter

The company’s fourth quarter earnings conference call will be held at 8 a.m. EST today. Participants may dial 866-763-0020 in the US or Canada (706-902-1194 internationally) and provide the following ID: 83732306 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – Feb. 19, 2009 — Sprint Nextel Corp. (NYSE: S) today reported fourth quarter and full-year 2008 financial results. The company generated $536 million of Free Cash Flow* in the quarter, and $1.8 billion for full-year 2008. During the quarter, the company repaid approximately $1 billion in principal of debt and received $213 million in proceeds at the closing of the Clearwire transaction. As of Dec. 31, 2008, the company had $3.7 billion of cash and cash equivalents and $1.4 billion of borrowing capacity available under its revolving bank credit facility, for a total liquidity of $5.1 billion.

The company reported consolidated net operating revenues of $8.4 billion and a diluted loss per share of 57 cents. Full-year 2008 revenues were $35.6 billion. The company recorded a non-cash goodwill impairment charge of approximately $1 billion in the quarter, which finalizes the accounting for the goodwill related to the Sprint Nextel merger and other acquisitions. Adjusted EPS before Amortization*, which removes the impact of non-cash goodwill and other asset impairment charges, as well as the effects of other special items and non-cash amortization expense, was a loss of 1 cent for the quarter.

“In tough economic times, we’re generating substantial cash and reducing costs to ensure we remain financially sound. We already have the cash on hand to be able to meet our debt service requirements at least through the end of 2010,” said Dan Hesse, Sprint Nextel CEO. “With this financial stability, we can build on the improvements we’ve made in customer care, strengthen our brand and maintain continued strong network performance in 2009.

“Independent evaluations report our significant improvement in customer care and network performance. Customers are responding to our messages of value, simplicity and productivity. Simply EverythingTM provides a worry-free postpaid experience, and we are bringing the lessons learned from this success to our new family plans and to the prepaid market with the hassle-free national Boost Monthly Unlimited offer. We also have high expectations for the Palm® Pre handset which will be launched later this year,” Hesse said.

On Nov. 28, 2008, the company closed a transaction with Clearwire Corporation. At closing, the company contributed assets, including its 2.5 gigahertz spectrum and WiMAX-related assets, in exchange for an ownership interest in Clearwire. Clearwire is deploying WiMAX, a 4G technology, as a new nationwide network. The services supported by these technologies will give subscribers with compatible devices high-speed access to the Internet and a variety of increasingly sophisticated data services. The company has entered into a mobile virtual network operator (MVNO) arrangement with Clearwire that enables it to resell Clearwire’s 4G wireless services under the Sprint brand name.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended December 31,		%	Year-to-Date December 31,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$8,430	$9,847	(14)%	$35,635	$40,146	(11)%
Adjusted operating (loss) income*	(257)	325	NM	(732)	1,867	NM
Adjusted OIBDA*	1,735	2,455	(29)%	7,664	10,800	(29)%

Net loss	(1,621)	(29,316)	NM	(2,796)	(29,444)	NM

Adjusted (loss) earnings per share before amortization*	$(0.01)	$0.23	NM	$0.09	$0.90	(90)%

Diluted loss per common share	$(0.57)	$(10.31)	NM	$(0.98)	$(10.27)	NM

Capex	$548	$2,009	(73)%	$3,039	$6,458	(53)%

Free cash flow*	$536	$211	154%	$1,776	$2,182	(19)%

•	Consolidated net operating revenues of $8.4 billion for the quarter were 4% lower than in the third quarter, primarily due to a lower contribution from Wireless.

•

Adjusted OIBDA* of $1.7 billion reflects a sequential decline in net operating revenues due to subscriber losses, partially offset by lower cost of service and continued improvement in SG&A expenses. Fourth quarter Adjusted OIBDA* includes $60 million in non-cash compensation expense. Also included in the fourth quarter and full-year 2008 Adjusted OIBDA* is approximately $60 million and $290 million, respectively, in operating expenses associated with the company’s WiMAX efforts that will not recur in 2009 due to the closing of the Clearwire transaction.

•

Capital expenditures were $548 million in the quarter, as compared to $485 million in the third quarter. The increase reflects higher spending in both Wireless and Wireline segments. Included in the fourth quarter and full-year 2008 capital expenditures is $90 million and $560 million, respectively, in capital expenditures related to the deployment of WiMAX that will not recur in 2009 due to the closing of the Clearwire transaction. In the quarter, the company recorded cash expenditures of $146 million related to intangible asset acquisitions, compared to $187 million in the third quarter. All of the acquisitions during the quarter were associated with re-banding efforts.

•

Free Cash Flow* was $536 million for the quarter, compared to $211 million in the fourth quarter of 2007 and $1.1 billion in the third quarter of 2008. The sequential decline reflects primarily an increase in working capital, partially offset by the $213 million proceeds received from Clearwire to reimburse us for the $388 million financing that we provided to our WiMAX business between April and the closing of the transaction. Additionally, cash paid for capital expenditures and FCC licenses decreased by $134 million.

•

Net Debt* decreased by approximately $550 million from the end of the third quarter to $17.9 billion at the end of the fourth quarter, consisting of total debt of $21.6 billion, offset by cash and marketable securities of $3.7 billion. The company repaid $1 billion of its revolving credit facility in November 2008.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended December 31,		%	Year-to-Date December 31,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$7,192	$8,497	(15)%	$30,427	$34,700	(12)%

Adjusted operating (loss) income*	(375)	258	NM	(1,020)	1,519	NM
Adjusted OIBDA*	1,461	2,245	(35)%	6,776	9,914	(32)%
Adjusted OIBDA margin*	21.6%	28.7%		23.8%	30.9%

Capex[1]	$304	$1,404	(78)%	$1,832	$4,991	(63)%

[1]	Capex includes re-banding capital, but excludes other re-banding costs related to FCC licenses.

Wireless Customers

•

The company served 49.3 million customers at the end of 2008, compared to 53.8 million at the end of 2007. The credit quality of our customer base improved every quarter in 2008, and prime customers represent almost 84% of the post-paid base, compared to 79% a year ago.

•

For the quarter, total wireless customers declined by a net 1.3 million, including losses of 1.1 million post-paid customers and 314,000 prepaid users, which was slightly offset by a 146,000 increase in the number of wholesale and affiliate subscribers.

•	At the end of the fourth quarter, the company served 36.7 million post-paid subscribers, 3.6 million prepaid subscribers and 9.0 million wholesale and affiliate subscribers.

•	Subscribers by network platform include 35.5 million on CDMA, 12.4 million on iDEN and 1.4 million Power Source users who utilize both networks.

•	Almost 10% of post-paid customers upgraded their handsets during the fourth quarter, resulting in increased contract renewals.

•

In the fourth quarter, the company added to its device and service capabilities with the launch of the Samsung Highnote™, LG Lotus™ and the award-winning Samsung Rant™, all featuring the easy-to-use One Click interactive user interface, and the HTC Touch Pro™, Touch Diamond™ by HTC, and i576 by Motorola. Additionally, the company launched the BlackBerry® Curve™ 8350i - the newest Nextel Direct Connect-capable BlackBerry smartphone.

•

For 2009, Sprint has announced that it will be the exclusive carrier partner for both the Palm® Pre™ and Motorola Stature™ i9. The company plans to launch a total of seven new Nextel Direct Connect handsets as part of its new device portfolio, with most launching during the first half of the year.

Wireless Churn

•

Wireless post-paid churn was 2.16% compared to 2.15% in the third quarter and 2.29% in the year-ago period. The sequential increase in churn is primarily driven by deactivations on business lines as a result of current economic conditions, and the year-over-year decrease is primarily due to the improvement in the credit quality of our customer base, partially offset by the slight increase in voluntary churn.

•	Boost churn in the fourth quarter was 8.20%, compared to 8.16% in the third quarter of 2008.

Wireless Service Revenues

•

Wireless service revenues for the quarter of $6.6 billion declined 13% year-over-year and 4% sequentially. The year-over-year decline and the sequential decline were due primarily to fewer wireless subscribers. Wholesale, affiliate, and other revenues were down sequentially and as compared to the year-ago period primarily due to a decline in average monthly service revenue per wholesale subscriber.

•

Wireless post-paid ARPU in the quarter was stable sequentially at $56, as growth in data helped offset voice declines. Wireless post-paid ARPU declined by approximately 4% compared to the year-ago period, reflecting continued pressure on iDEN voice monthly access and overage revenues, partially offset by data revenue growth.

•

Data revenues contributed more than $14.50 to overall post-paid ARPU in the fourth quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased about 9% from third quarter, to more than $17.75, now representing almost 31% of total CDMA ARPU. The increase was driven by strong take rates on bundled data services, such as those included with Simply Everything™, as well as continued growth in data cards.

•

Prepaid ARPU in the quarter was approximately $30 compared to $28 in the year-ago period and $31 in the third quarter of 2008. The year-over-year increase reflects a growing contribution from CDMA Boost Unlimited subscribers. The sequential decline is due to lower ARPU from traditional prepaid users.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total operating expenses, after normalizing for special items, were $7.6 billion in the fourth quarter, compared to $8.2 billion in the year-ago period and $7.8 billion in the third quarter of 2008.

•

Adjusted OIBDA* of $1.5 billion in the quarter compares to $2.2 billion in the fourth quarter of 2007 and $1.6 billion in the third quarter of 2008. The year-over-year decline in Adjusted OIBDA* was primarily due to fewer wireless subscribers, offset by an improvement of over $500 million in SG&A expenses. The sequential decline was due primarily to fewer wireless subscribers partially offset by lower cost of service and continued improvement in SG&A expense.

•

Equipment subsidy of $800 million (equipment revenue of approximately $400 million less cost of products of $1.2 billion) compared to almost $700 million in the third quarter and over $500 million a year ago. The year-over-year increase in subsidy is primarily due to the increase in the average cost per handset sold as the company continued to sell a greater number of higher-priced units, partially offset by a decrease in the number of handsets sold.

•

SG&A expenses declined 19% from the fourth quarter of 2007 and 4% from the third quarter of 2008. The year-over-year improvement is due to lower selling, bad debt and labor expenses. On a sequential basis, the decline reflects lower selling and bad debt expenses.

•	Bad debt expense was at its lowest level since the Sprint Nextel merger in 2005 due to the continued increase in the credit quality of our subscribers and improved collection efforts.

Wireless Capital Spending

Wireless capital expenditures were $304 million in the fourth quarter, compared to $217 million spent in the third quarter of 2008 and $1.4 billion spent in the fourth quarter of 2007. Fourth quarter Wireless capital expenditures increased sequentially, principally due to the timing of projects to increase capacity and introduce EVDO capability in certain smaller markets. The year-over-year decrease in wireless capital spending reflects reduced capacity needs and the conclusion of several network and IT investment initiatives. At the end of the quarter, Sprint’s CDMA and iDEN networks continue to operate at best-ever levels, and Sprint has the most dependable+ 3G network in the country.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended December 31,		%	Year-to-Date December 31,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$1,521	$1,619	(6)%	$6,332	$6,463	(2)%
Adjusted operating income*	176	178	(1)%	612	540	13%
Adjusted OIBDA*	326	320	2%	1,175	1,074	9%
Adjusted OIBDA margin*	21.4%	19.8%		18.6%	16.6%

Capex	$110	$205	(46)%	$452	$632	(28)%

•	Wireline revenues of $1.5 billion for the quarter were 3% lower sequentially and 6% lower year-over-year as legacy voice and data declines offset Internet revenue growth.

•

Internet revenues for the quarter increased 25% from the year-ago period and 2% sequentially. The year-over-year increase reflects strong enterprise demand for Global MPLS services and the increasing base of cable subscribers who utilize our VoIP services. Internet revenues as a percent of Wireline revenue have increased from 24% in 2007 to 34% in 2008. At the end of the fourth quarter, the company supported nearly 4.4 million users of cable partner VoIP services. These services are currently available to almost 31 million MSO households.

•	Legacy voice revenues for the quarter declined 5% sequentially and 14% year-over-year.

•	Legacy data revenues are impacted in part by customer transitions to IP services. These legacy services declined 28% compared to the fourth quarter of 2007 and 10% quarter-over-quarter.

•

Adjusted OIBDA* was $326 million compared to $263 million reported for the third quarter of 2008. Total operating expenses, after normalizing for special items, were $1.3 billion in the fourth quarter, 8% lower sequentially and 7% lower year-over-year.

•	Wireline capital expenditures in the quarter were $110 million and were primarily deployed to support IP growth.

Forecast

Sprint Nextel expects that both post-paid and total subscriber losses will improve in 2009, as compared to 2008. The company expects full-year capital expenditures in 2009 to be consistent with 2008 levels, excluding WiMAX. The company expects to continue to generate positive Free Cash Flow* during 2009.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as net income (loss) before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as net income (loss) before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income (Loss) is defined as income (loss) from continuing operations before special items, net of tax. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-

GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, gains or losses on asset dispositions and exchanges and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire Corporation and its deployment of a WiMAX network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, or SEC, including in our annual report on Form 10-K for the year ended December 31, 2007 in Part I, Item 1A, “Risk Factors” and, when filed, our Form 10-K for the year ended December 31, 2008.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

+ “Dependable” based on independent third-party drive tests for 3G data connection success, session reliability and signal strength for the top 50 most populous markets, April to November 2008.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving over 49 million customers at the end of the fourth quarter 2008; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended		Year To Date
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net Operating Revenues	$8,430	$9,847	$35,635	$40,146

Operating Expenses
Cost of services	2,884	3,025	11,852	12,069
Cost of products	1,238	1,212	4,894	5,122
Selling, general and administrative	2,573	3,230	11,355	12,673
Severance, exit costs and asset impairments (1)	509	56	817	440
Goodwill impairment (2)	963	29,649	963	29,649
Depreciation	1,504	1,418	5,953	5,621
Amortization	488	712	2,443	3,312

Total operating expenses	10,159	39,302	38,277	68,886

Operating Loss	(1,729)	(29,455)	(2,642)	(28,740)
Interest expense	(333)	(334)	(1,362)	(1,433)
Interest income	19	28	97	151
Realized (loss) gain on sale or exchange of investments, net	(5)	246	(24)	253
Equity in losses of unconsolidated affiliates and other, net	(131)	(12)	(129)	(6)

Loss before Income Taxes	(2,179)	(29,527)	(4,060)	(29,775)
Income tax benefit	558	211	1,264	331

Net Loss	$(1,621)	$(29,316)	$(2,796)	$(29,444)

Basic and Diluted Loss Per Common Share	$(0.57)	$(10.31)	$(0.98)	$(10.27)

Weighted Average Common Shares	2,859	2,844	2,854	2,868

Effective Tax Rate	25.6%	0.7%	31.1%	1.1%

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating (Loss) Income	$(205)	$398	$(1,729)	$(29,455)	$(2,642)	$(28,740)
Special items before taxes
Merger and integration expense (3)	—	135	—	119	130	516
Severance, exit costs and asset impairments (1)	(28)	125	509	56	817	440
Goodwill impairment (2)	—	—	963	29,649	963	29,649
Contingencies and other	—	—	—	(44)	—	2

Adjusted Operating (Loss) Income*	(233)	658	(257)	325	(732)	1,867
Depreciation and amortization	2,057	2,222	1,992	2,130	8,396	8,933

Adjusted OIBDA*	1,824	2,880	1,735	2,455	7,664	10,800
Capital expenditures (4)	485	1,176	548	2,009	3,039	6,458

Adjusted OIBDA* less Capex	$1,339	$1,704	$1,187	$446	$4,625	$4,342

Operating (Loss) Income Margin (5)	-2.5%	4.2%	-21.6%	-320.9%	-7.9%	-76.5%
Adjusted OIBDA Margin*	21.9%	30.7%	21.7%	26.8%	22.8%	28.8%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per Share Data)

TABLE NO. 5

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net (Loss) Income	$(326)	$64	$(1,621)	$(29,316)	$(2,796)	$(29,444)
Special items (net of taxes)
Merger and integration expense (3)	—	84	—	72	80	316
Severance, exit costs and asset impairments (1)	(17)	78	316	35	506	274
Goodwill impairment (2)	—	—	899	29,491	899	29,491
Net gains on investment activities	—	(4)	—	(37)	—	(52)
Equity in losses of unconsolidated affiliates and other, net	—	(22)	92	(27)	92	(14)

Adjusted Net (Loss) Income*	$(343)	$200	$(314)	$218	$(1,219)	$571

Amortization (net of taxes)	344	472	295	430	1,476	2,000

Adjusted Net Income (Loss) before Amortization*	$1	$672	$(19)	$648	$257	$2,571

Diluted (Loss) Earnings Per Common Share	$(0.11)	$0.02	$(0.57)	$(10.31)	(0.98)	(10.27)
Special items (net of taxes)	(0.01)	0.05	0.46	10.39	0.55	10.47

Adjusted (Loss) Earnings Per Share*	$(0.12)	$0.07	$(0.11)	$0.08	$(0.43)	$0.20

Amortization (net of taxes)	0.12	0.16	0.10	0.15	0.52	0.70

Adjusted Earnings (Loss) Per Share before Amortization*	$0.00	$0.23	$(0.01)	$0.23	$0.09	$0.90

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended		Year To Date
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net Operating Revenues
Service	$6,561	$7,553	$27,492	$31,044
Equipment	434	676	1,992	2,595
Wholesale, affiliate and other	197	268	943	1,061

Total Net Operating Revenues	7,192	8,497	30,427	34,700

Operating Expenses
Cost of services	2,156	2,192	8,745	8,612
Costs of products	1,237	1,190	4,859	5,023
Selling, general and administrative	2,338	2,870	10,047	11,151
Merger and integration expense (3)	—	87	101	344
Severance, exit costs and asset impairments (1)	479	41	723	386
Goodwill impairment (2)	963	29,649	963	29,649
Contingencies and other	—	(15)	—	8
Depreciation	1,350	1,276	5,356	5,085
Amortization	486	711	2,440	3,310

Total operating expenses	9,009	38,001	33,234	63,568

Operating Loss	$(1,817)	$(29,504)	$(2,807)	$(28,868)

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating (Loss) Income	$(220)	$319	$(1,817)	$(29,504)	$(2,807)	$(28,868)
Special items before taxes
Merger and integration expense (3)	—	76	—	87	101	344
Severance, exit costs and asset impairments (1)	(30)	119	479	41	723	386
Goodwill impairment (2)	—	—	963	29,649	963	29,649
Contingencies and other	—	—	—	(15)	—	8

Adjusted Operating (Loss) Income*	(250)	514	(375)	258	(1,020)	1,519
Depreciation and amortization	1,896	2,089	1,836	1,987	7,796	8,395

Adjusted OIBDA*	1,646	2,603	1,461	2,245	6,776	9,914
Capital expenditures (4)	217	813	304	1,404	1,832	4,991

Adjusted OIBDA* less Capex	$1,429	$1,790	$1,157	$841	$4,944	$4,923

Operating (Loss) Income Margin (5)	-3.1%	4.0%	-26.9%	-377.0%	-9.9%	-89.9%
Adjusted OIBDA Margin*	23.4%	32.4%	21.6%	28.7%	23.8%	30.9%

Operating Statistics

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Direct Post-Paid Subscribers
Service revenue (in millions)	$6,423	$7,364	$6,224	$7,175	$25,994	$29,454
ARPU	$56	$59	$56	$58	$56	$59
Churn	2.15%	2.30%	2.16%	2.29%	2.18%	2.23%
Net losses (in thousands)	(1,122)	(337)	(1,105)	(683)	(4,073)	(1,224)
End of period subscribers (in thousands)	37,783	41,434	36,678	40,751	36,678	40,751
Hours per subscriber	16	16	15	15	15	16

Direct Prepaid Subscribers
Service revenue (in millions)	$380	$414	$337	$378	$1,498	$1,590
ARPU	$31	$30	$30	$28	$30	$30
Churn	8.16%	6.15%	8.20%	7.47%	8.44%	6.84%
Net (losses) additions (in thousands)	(329)	67	(314)	55	(981)	566
End of period subscribers (in thousands)	3,911	4,523	3,597	4,578	3,597	4,578
Hours per subscriber	14	8	14	8	13	8

Wholesale Subscribers (6)
Net additions (in thousands)	108	194	124	500	389	1,316
End of period subscribers (in thousands)	7,939	7,174	8,063	7,674	8,063	7,674

Affiliate Subscribers
Net additions (in thousands)	22	16	22	20	83	115
End of period subscribers (in thousands)	905	824	927	844	927	844

Total Subscribers
Net (losses) additions (in thousands)	(1,321)	(60)	(1,273)	(108)	(4,582)	773
End of period subscribers (in thousands)	50,538	53,955	49,265	53,847	49,265	53,847

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter Ended		Year To Date
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net Operating Revenues
Voice	$714	$833	$3,079	$3,509
Data	209	292	959	1,210
Internet	568	453	2,148	1,575
Other	30	41	146	169

Total Operating Revenues	1,521	1,619	6,332	6,463

Operating Expenses
Costs of services and products	974	1,109	4,192	4,452
Selling, general and administrative	221	161	965	931
Severance, exit costs and asset impairments (1)	8	13	66	48
Depreciation	150	142	563	534

Total operating expenses	1,353	1,425	5,786	5,965

Operating Income	$168	$194	$546	$498

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating Income	$120	$155	$168	$194	$546	$498
Special items before taxes
Severance, exit costs and asset impairments (1)	—	3	8	13	66	48
Contingencies and other	—	—	—	(29)	—	(6)

Adjusted Operating Income*	120	158	176	178	612	540
Depreciation	143	132	150	142	563	534

Adjusted OIBDA*	263	290	326	320	1,175	1,074
Capital expenditures (4)	81	138	110	205	452	632

Adjusted OIBDA* less Capex	$182	$152	$216	$115	$723	$442

Operating Income Margin	7.6%	9.6%	11.0%	12.0%	8.6%	7.7%
Adjusted OIBDA Margin*	16.7%	18.0%	21.4%	19.8%	18.6%	16.6%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

For the Year to Date Period Ended	December 31, 2008	December 31, 2007
Operating Activities
Net loss	$(2,796)	$(29,444)
Goodwill and asset impairments	1,398	29,812
Depreciation and amortization	8,396	8,933
Provision for losses on accounts receivable	652	920
Share-based compensation expense	267	265
Loss (gain) on sale or exchange of investments, net	24	(253)
Deferred income taxes	(1,263)	(326)
Other, net	(499)	(662)

Net cash provided by operating activities	6,179	9,245

Investing Activities
Capital expenditures	(3,882)	(6,322)
Expenditures relating to FCC licenses	(801)	(835)
Proceeds from Clearwire	213	—
Acquisitions, net of cash acquired	—	(287)
Decrease (increase) in marketable securities, net	153	(179)
Proceeds from sale of investments and assets, net	79	363
Cash collateral for securities loan agreements	—	866
Other investing activities, net	(12)	17

Net cash used in investing activities	(4,250)	(6,377)

Financing Activities
Borrowings under credit facility	2,500	750
Repayments under credit facility	(1,500)	—
Proceeds from issuance of debt securities	—	750
Proceeds from financing obligation	645	—
Proceeds from issuance of commercial paper	681	6,008
Maturities of commercial paper	(1,060)	(6,143)
Purchase and retirements of debt and capital lease obligations	(1,807)	(1,392)
Payments of securities loan agreements	—	(866)
Purchase of common shares	—	(1,833)
Dividends paid	—	(286)
Proceeds from issuance of common shares	57	344

Net cash used in financing activities	(484)	(2,668)

Change in Cash and Cash Equivalents	1,445	200

Cash and Cash Equivalents, beginning of period	2,246	2,046

Cash and Cash Equivalents, end of period	$3,691	$2,246

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended		Quarter Ended		Year to Date
	September 30, 2008	September 30, 2007	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Adjusted OIBDA*	$1,824	$2,880	$1,735	$2,455	$7,664	$10,800
Adjust for special items	28	(260)	(1,472)	(29,780)	(1,910)	(30,607)
Other operating activities, net (7)	63	94	815	29,422	425	29,052

Cash from Operating Activities (GAAP)	1,915	2,714	1,078	2,097	6,179	9,245

Capital expenditures	(703)	(1,261)	(610)	(1,671)	(3,882)	(6,322)
Expenditures relating to FCC licenses	(187)	(204)	(146)	(373)	(801)	(835)
Proceeds from Clearwire	—	—	213	—	213	—
Proceeds from sales of investments and assets, net	38	115	3	206	79	363
Dividends paid	—	(71)	—	(71)	—	(286)
Other investing activities, net	(4)	(2)	(2)	23	(12)	17

Free Cash Flow*	1,059	1,291	536	211	1,776	2,182

Decrease in debt, net	(393)	(775)	(1,010)	(27)	(541)	(27)
Acquisitions, net of cash acquired	—	(287)	—	—	—	(287)
Purchase of common shares	—	(432)	—	—	—	(1,833)
Proceeds from issuance of common shares	22	25	9	7	57	344
(Increase) decrease in marketable securities, net	(41)	(3)	40	(188)	153	(179)

Change in Cash and Cash Equivalents (GAAP)	$647	$(181)	$(425)	$3	$1,445	$200

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS

(Millions)

TABLE NO. 10

	(Unaudited)
	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$3,691	$2,246
Marketable debt securities	28	194
Accounts and notes receivable, net	3,361	4,196
Device and accessory inventory	528	938
Deferred tax assets	93	447
Prepaid expenses and other current assets	643	640

Total current assets	8,344	8,661

Investments (8)	4,064	165
Property, plant and equipment, net	22,373	26,636
Goodwill	—	978
FCC licenses and other	19,320	21,123
Customer relationships, net	1,932	4,203
Other definite lived intangible assets, net	1,634	1,835
Other assets	585	694

Total	$58,252	$64,295

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,138	$3,481
Accrued expenses and other current liabilities	3,525	3,960
Current portion of long-term debt and capital lease obligations	618	1,661

Total current liabilities	6,281	9,102

Long-term debt, financing and capital lease obligations	20,992	20,469
Deferred tax liabilities	7,196	8,742
Other liabilities	4,178	3,847

Total liabilities	38,647	42,160

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	47,314	46,693
Treasury shares, at cost	(1,939)	(2,161)
Accumulated deficit	(31,148)	(28,188)
Accumulated other comprehensive loss	(524)	(111)

Total shareholders’ equity	19,605	22,135

Total	$58,252	$64,295

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	December 31, 2008	December 31, 2007
Total Debt	$21,610	$22,130
Less: Cash and cash equivalents	(3,691)	(2,246)
Less: Marketable debt securities	(28)	(194)

Net Debt*	$17,891	$19,690

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

Schedule of Debt (Unaudited)

(Millions)

TABLE NO. 12

			December 31, 2008
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	1.866%	06/28/2010	750
Bank Credit Facility	3.250%	12/19/2010	1,000
Export Development Canada Facility	6.626%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			4,700

Sprint Capital Corporation
6.375% Notes due 2009	6.375%	05/01/2009	600
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			10,454

Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387

Tower financing obligation	9.500%	01/01/2028	698

Capital lease obligations and other			87

TOTAL PRINCIPAL			21,326

Premiums, discounts, variable interest entity and other adjustments			284

TOTAL DEBT			$21,610

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)

In 2008 and 2007, we recorded severance, exit costs and asset impairment charges primarily related to work force reductions, continued organizational realignment initiatives and the abandonment of network assets.

(2)

As a result of our annual goodwill impairment assessments, we recorded non-cash goodwill impairment charges of $963 million and $29.6 billion during the fourth quarter 2008 and 2007, respectively. As a result, we no longer have any goodwill on our consolidated balance sheet as of December 31, 2008. The substantial portion of these impairment charges are not taxable as goodwill is generally not separately deductible for tax purposes.

(3)

All merger and integration costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions and are generally non-recurring in nature. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate in our consolidated statement of operations.

(4)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Consolidated capital expenditures of $548 million for the fourth quarter 2008 includes $46 million reduction in accrued capital expenditures less $16 million of capitalized interest. Consolidated capital expenditures of $3.0 billion for the year 2008 includes $720 million reduction in accrued capital expenditures, primarily in our Wireless segment, less $123 million of capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.

(5)	Operating (loss) income margin excludes equipment revenues.

(6)

Certain wholesale devices are activated on the network by our wholesale partners prior to selling the device to the end customer. As of December 31, 2008, these subscribers for which devices are not in the hands of an end user customer represented approximately 2% of the total wholesale subscriber base.

(7)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net loss.

(8)

Upon closing the Clearwire transaction on November 28, 2008, we contributed to Clearwire $3.3 billion of net assets including our 2.5 gigahertz spectrum and WiMAX related assets. In exchange, we received 370 million Class B common shares and interests in Clearwire, which represents approximately 53% of the voting power and approximately 53% of the economic interests as of December 31, 2008. The carrying value of our equity method investment as of December 31, 2008 is $3.9 billion.